EXHIBIT 99.1

WIRELESS FACILITIES, INC. ADOPTS STOCKHOLDER RIGHTS AGREEMENT

SAN DIEGO, CA, December 16, 2004- Wireless Facilities, Inc. (WFI) (NASDAQ: WFII), a global leader in the design, deployment, and management of wireless communication networks and security systems, announced today that its Board of Directors has approved a Stockholder Rights Agreement.  The Stockholder Rights Agreement was adopted to protect long-term stockholder value, and to help ensure that all stockholders receive fair and equal treatment in the event of any proposed takeover.

“Our Board of Directors believes stockholder rights plans have been used as an effective tool by many public companies seeking to preserve or enhance stockholder value,” said Eric DeMarco, Wireless Facilities’ President and CEO.  “The Stockholder Rights Agreement will help us to ensure that any proposed transaction involving WFI is in the best interest of all WFI stockholders.  The rights are similar to those adopted by many public companies and are designed to help protect our stockholders in the event of any proposed takeover of the Company.  The adoption of this Agreement reflects good corporate planning, and is not in response to any specific effort to acquire WFI, nor is the Board of Directors aware of any such effort.”

Under the terms of the Stockholder Rights Agreement, Wireless Facilities’ stockholders will receive a dividend in the form of a preferred stock purchase right.  The rights will be distributed at the rate of one right for each share of common stock owned.  Each right will allow the holder to purchase one one-hundredth (1/100) of a share, or a unit, of Series C Preferred Stock at an initial exercise price of $54, under the circumstances described in the Stockholder Rights Agreement.  The purchase price, the number of units of preferred stock, and the type of securities issuable upon exercise of the rights are subject to adjustment.  Subject to the terms and conditions of the Stockholder Rights Agreement, the rights will become exercisable ten business days after a person or group acquires, or commences a tender or exchange offer which would lead to the acquisition of, beneficial ownership of 15 percent or more of the outstanding common stock.  Once a person or group acquires beneficial ownership of 15 percent or more of the outstanding common stock, then, unless the rights are redeemed by Wireless Facilities, the rights become exercisable by all rights holders except the acquiring person or group or certain related parties.

The distribution of the rights will be made on December 27, 2004, and is payable to stockholders of record at the close of business on that date.  The rights will expire at the close of business on

December 16, 2014 unless earlier redeemed or exchanged.  Until a right is exercised, the holder of a right, as such, will have no rights as a stockholder of Wireless Facilities.  A summary of the Stockholder Rights Agreement and the other actions taken by the Board will be included in a Form 8-K that will be filed with the Securities and Exchange Commission.  Additional details of the Stockholder Rights Agreement will also be contained in a summary that will be mailed to all Wireless Facilities stockholders following the December 27, 2004 record date.

About Wireless Facilities

Headquartered in San Diego, CA, Wireless Facilities, Inc. is an independent provider of systems engineering, network services and technical outsourcing for the world’s largest wireless carriers, enterprise customers and for government agencies.  The company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems.  WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com.  (code: WFI-mb)

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding future financial performance and market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: changes in the scope or timing of the Company’s projects; slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers; the adoption rate of new wireless data services; financial constraints on our customers that could cause us to write off accounts receivable or terminate contracts; failure to successfully consummate acquisitions or integrate acquired operations; changes in the Company’s effective income tax rate; the rate of adoption of telecom outsourcing by network carriers and equipment suppliers; the rate of growth of adoption of WLAN and wireless security systems by enterprises; and competition in the marketplace which could reduce revenues and profit margins. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K filed on September 20, 2004 and in other filings made with the Securities and Exchange Commission.